Exhibit 99.3

Dear Ms. Kool,

I am a founding Partner of Silverberg Bernstein Capital Management. Shares of Digimarc are among the largest positions that we hold for our clients. Silverberg Bernstein was only formed in 2023. However, I personally have been a DMRC shareholder continuously since 2002. I own more shares today than at any time since 2002. Many of our clients, because of my interest, have been DMRC shareholders for 15-20 years.

I am fully supportive of the changes Riley has made in the manner in which the company has been managed since he became the CEO and of Riley as the CEO of the company.

With kind regards and wishing you good luck,

Irwin